Exhibit 10.5

[THE FIRST AMERICAN CORPORATION LETTERHEAD]

May 31, 2010

Parker S. Kennedy

1 First American Way

Santa Ana, California 92707

Dear Mr. Kennedy:

In connection with the spin-off of the financial services businesses (the “Spin-Off”) of The First American Corporation (the “Company”), and the related renaming of the Company to CoreLogic, Inc. (“CoreLogic”), the Company desires to memorialize certain understandings related to your dual employment as Executive Chairman of First American Financial Corporation (“FinCo”) and CoreLogic following the Spin-Off. Any obligations discussed in this letter are expressly acknowledged and agreed to be contingent on the consummation of the Spin-Off.

1. You and your eligible dependents will be covered under the FinCo Group Life, Medical, Dental, Disability Benefits Plan and FinCo Flexible Reimbursement Plan (“FSA Plan”). You and your eligible dependents will also be covered under any other disability plans, group insurance plans and the various fringe benefit plans that FinCo sponsors. CoreLogic will reimburse FinCo for 50 percent of the cost thereof, as set forth in the Separation and Distribution Agreement entered into in connection with the Spin-Off. You and your family may continue to participate in FinCo’s health and welfare plans, fringe benefit plans, and FSA plan under this arrangement until FinCo and the Company cease to employ you as a dual employee (or on the date you cease to participate in these Plans).

2. Half of your outstanding stock options and restricted stock units will be converted into FinCo options and restricted stock units at the same time and in the same manner that other FinCo employees’ awards are converted. The other half will be converted into CoreLogic options and restricted stock units at the same time and in the same manner that other CoreLogic employees’ awards are converted.

3. You will be entitled to participate in both CoreLogic’s and FinCo’s respective Employee Stock Purchase Plans and 401(k) plans to the extent the laws governing these Plans allow. For example, with respect to the 401(k) plans, the annual limit of the Internal Revenue Code on annual deferrals ($16,500 in 2010) is an aggregate per person limit for all plans, so the Plans will need to coordinate with one another in that regard to prevent you from accidentally exceeding this limit.

4. You may participate in both the FinCo Deferred Compensation Plan and the CoreLogic, Inc. Deferred Compensation Plan following the Spin-Off, each according to its terms, for as long as you remain employed by the respective company. Your benefits will be paid out by each respective company under the applicable Plan.

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5. On the spin-off distribution date, the Company will transfer 50 percent of your accrued benefit in The First American Corporation Executive Supplemental Benefit Plan to the CoreLogic, Inc. Executive Supplemental Benefit Plan. The remaining 50 percent will remain in the original Plan, which plan will be transferred to FinCo and renamed the First American Financial Corporation Executive Supplemental Benefit Plan.

The Company will calculate your benefits under the respective Plans by allocating 50 percent of your includable compensation and 100 percent of your service and plan participation, in either case for all applicable periods before the Spin-Off to each Plan. It is the intent that after the Company completes these actions, you will have the same cumulative accrued benefits under both Plans immediately after the Spin-Off as you had immediately prior thereto.

While you remain employed by both companies, the companies will credit your respective includable compensation, service and plan participation for all applicable periods after the Spin-Off, for services you render to CoreLogic or FinCo, as the case may be, to calculate your respective benefits under each Plan, as appropriate (without any duplication of benefits). Your benefits will be paid out by each respective company under the applicable Plan.

For the avoidance of doubt, nothing contained herein is intended to limit your ability to receive the “grandfathered” benefit had you retired on October 31, 2007 (the date on which the Plan was amended) if that benefit is larger than the benefit that would otherwise apply hereunder.

6. FinCo will assume sponsorship of the frozen First American Financial Corporation Pension Plan. Your benefit under that Plan will be paid exclusively by the Trust Fund funding the Plan. The Company will no longer sponsor a pension plan after the Spin-Off distribution date.

7. You will be eligible to participate in both the First American Financial Corporation Pension Restoration Plan and the CoreLogic, Inc. Pension Restoration Plan after the Spin-Off. To calculate your benefit under the respective Plans, the Company will allocate to the FinCo Restoration Plan and the CoreLogic Restoration Plan, respectively: (i) 50 percent of your accrued benefit on the Spin-Off distribution date, (ii) 50 percent of your includable compensation for periods before the Spin-Off, and (iii) 100 percent of your service and plan participation for all applicable periods before the Spin-Off. After the Company completes these actions, you will have the same cumulative accrued benefits under both Plans immediately after the Spin-Off that you had immediately prior thereto. Because the Restoration Plan (like the underlying Pension Plan) is frozen, you will not accrue any new benefits under the respective Restoration Plans after the Spin-Off. Your benefits will be paid out by each respective company under the applicable Plan.

8. On the Spin-Off distribution date, CoreLogic and FinCo will enter into an amended and restated change in control agreement with you to provide benefits in the event of a change in control of either CoreLogic or FinCo following the Spin-Off. In the event of a change in control and a related termination of employment from either company, you will receive from the company experiencing the change in control severance benefits equal to 50 percent of the benefits your change in control agreement provides prior to the Spin-Off, but your benefit will be based on your combined compensation with both FinCo and CoreLogic for purposes of

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calculating your change in control benefit. Therefore, if both companies were to experience a change in control, then your combined benefit under both agreements would equal the benefit you would receive under your current change in control agreement, with no duplication of benefits. If you cease to be employed by one company and a change in control subsequently occurs with respect to the other company you will receive severance benefits equal to 100% of the benefits your change in control agreement provides as of such date and your benefit, to the extent it is based on post-separation compensation, will include 100% of the compensation paid to you by the entity experiencing the change in control and, to the extent it is based on pre-separation compensation, will include only 50% of the compensation you received from the Company prior to the spin-off.

9. Your employment with or services as a director of CoreLogic will not be considered a violation of any provision of any FinCo plan or any agreement you have with FinCo, nor will it preclude you from receiving any benefit to which you would otherwise be entitled under any FinCo plan or award agreement. Similarly, your employment with or services as a director of FinCo will not be considered a violation of any provision of any CoreLogic plan or agreement you have with CoreLogic, nor will it preclude you from receiving any benefit to which you would otherwise be entitled under any CoreLogic plan or award agreement. For the avoidance of doubt, your employment with or service as a director of FinCo or CoreLogic shall not under any circumstances be deemed competitive with or in any manner detrimental to CoreLogic or FinCo, respectively.

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This letter is not an employment agreement. All of the benefits described in this letter are subject to the terms of the relevant plans and the terms of any grant to acquire securities of the Company, CoreLogic or FinCo. We trust that this benefit summary will prove helpful.

Sincerely yours,

FIRST AMERICAN FINANCIAL CORPORATION		THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth D. DeGiorgio	By:	/s/ Anand Nallathambi
Its:	Executive Vice President	Its:	Executive Vice President

By signing this letter, I am acknowledging and agreeing to the above:

Signature:	/s/ Parker S. Kennedy	Date:	May 31, 2010
Parker S. Kennedy

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